EXHIBIT 99.2

Stuart Weitzman Holdings, LLC
and Subsidiaries

Consolidated Financial Statements as of January 2,
2010, and for the Year Ended January 2, 2010, and
Report of Independent Public Accountants

STUART WEITZMAN HOLDINGS, LLC AND SUBSIDIARIES TABLE OF CONTENTS
Page
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS	3
CONSOLIDATED FINANCIAL STATEMENTS:
Balance Sheet as of January 2, 2010	4
Statement of Income for the year ended January 2, 2010	5
Statement of Members' Equity and Comprehensive Income for the year ended January 2, 2010	6
Statement of Cash Flows for the year ended January 2, 2010	7
Notes to Consolidated Financial Statements	8-16

Report of Independent Public Accountants

To the Board of Directors of
Stuart Weitzman Holdings, LLC
Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of Stuart Weitzman Holdings, LLC and Subsidiaries (the "Company") as of January 2, 2010, and the related consolidated statements of income, members' equity and comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 2, 2010, and their results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Roseland, New Jersey
April 1, 2010

STUART WEITZMAN HOLDINGS, LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET AS OF JANUARY 2, 2010 ("2009") (amounts in thousands)
2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$50,684
Trade accounts receivable - Net	23,033
Inventories	15,131
Inventories - consigned	640
Prepaid expenses and other current assets	1,642
Total current assets	91,130
PROPERTY AND EQUIPMENT - Net	20,588
INTANGIBLE ASSETS - Net	10,142
GOODWILL	1,237
OTHER	985
TOTAL	$124,082
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,153
Accrued liabilities	3,614
Due to customers	1,170
Current portion of note payable	100
Other current liabilities	279
Total current liabilities	9,316
DEFERRED RENT AND LEASE INCENTIVES	6,106
NOTE PAYABLE, less current portion	364
Total liabilities	15,786
COMMITMENTS AND CONTINGENCIES (Note 11)
MEMBERS' EQUITY:
Contributed capital	14,783
Retained earnings	91,479
Accumulated other comprehensive income	2,034
Total members' equity	108,296
TOTAL	$124,082

See notes to consolidated financial statements.

STUART WEITZMAN HOLDINGS, LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED JANUARY 2, 2010 ("2009") (amounts in thousands)
2009
NET SALES	$192,676
COST OF SALES	96,917
GROSS PROFIT	95,759
SELLING EXPENSES	39,790
GENERAL AND ADMINISTRATIVE EXPENSES	17,991
DEPRECIATION AND AMORTIZATION EXPENSES	11,864
OPERATING INCOME	26,114
OTHER EXPENSE:
Foreign exchange losses	897
Other expenses	665
Total other expense	1,562
INCOME BEFORE PROVISION FOR INCOME TAXES	24,552
PROVISION FOR INCOME TAXES	261
NET INCOME	$24,291

See notes to consolidated financial statements.

STUART WEITZMAN HOLDINGS, LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF MEMBERS' EQUITY AND COMPREHENSIVE INCOME FOR THE YEAR ENDED JANUARY 2, 2010 ("2009") (amounts in thousands)
	Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Income	Comprehensive Income	Total
BALANCES - January 3, 2009	$14,783	$78,527	$1,252		$94,562
Distributions to members		(11,339)			(11,339)
Comprehensive income:
Net income		24,291		$24,291	24,291
Foreign currency translation adjustment			782	782	782
Total comprehensive income				$25,073
BALANCES - January 2, 2010	$14,783	$91,479	$2,034		$108,296

See notes to consolidated financial statements.

STUART WEITZMAN HOLDINGS, LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED JANUARY 2, 2010 ("2009") (amounts in thousands)
2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	6,618
Impairment of long-lived assets	5,108
Loss on disposal of assets	138
Provision for bad debts	1,284
Amortization of deferred lease incentives	(608)
Changes in operating assets and liabilities:
Trade accounts receivable	1,542
Inventories	6,299
Inventories - consigned	345
Accrued hedging contracts receivable	2,347
Prepaid expenses and other current assets	858
Other assets	15
Accounts payable	897
Accrued liabilities	743
Due to customers	343
Other current liabilities	(274)
Deferred rent and lease incentives	688
Net cash provided by operating activities	50,634
CASH FLOWS FROM INVESTING ACTIVITIES - purchases of property and equipment	(3,456)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash distributions to members	(11,339)
Payment of note payable	(33)
Net cash used in financing activities	(11,372)
EFFECT OF EXCHANGE RATES ON CASH	251
INCREASE IN CASH AND CASH EQUIVALENTS	36,057
CASH AND CASH EQUIVALENTS - Beginning of year	14,627
CASH AND CASH EQUIVALENTS - End of year	$50,684
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$665
Cash paid during the period for interest	$6

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS - During 2009, the Company purchased all of the outstanding shares of MIDA, SARL for approximately $2.6 million. The acquisition purchase price of MIDA, SARL was transacted via the settlement of a long term note receivable due the Company of approximately $2.1 million and the assumption of a note payable of approximately $0.5 million (see Notes 2, 5 and 6 for further information).

See notes to consolidated financial statements

STUART WEITZMAN HOLDINGS, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JANUARY 2, 2010 AND FOR THE YEAR ENDED

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

General - Stuart Weitzman Holdings, LLC (the "Company") was formed as a Delaware Limited Liability Company on March 9, 2005. The Company is a leading designer ladies footwear company, with both wholesale and direct retail operations. The Company designs, imports, and distributes ladies designer shoes, handbags, and accessories. The Company's wholesale operations account for approximately 75% of total net sales in fiscal 2009 and sells to various wholesale customers in both the United States of America and internationally in approximately 60 countries. Wholesale operations include sales distribution to independently owned and operated sublicense stores bearing the Stuart Weitzman trademark throughout the world. As of January 2, 2010, 27 sublicense stores were in operation globally throughout Europe, Asia and other parts of the world.

The Company's direct retail operations account for approximately 25% of total net sales in fiscal 2009 and as of January 2, 2010 includes 39 domestic stores located in major malls and high traffic street locations as well as 7 stores in high traffic street locations in Italy, France, Monaco and Spain.

Fiscal Year-End - The Company's fiscal year ends on the Saturday closest to December 31 to enable the Company's operations to be reported in a manner which more closely coincides with general retail reporting practices and the financial reporting needs of the Company. In the accompanying notes, fiscal year 2009 refers to the year ended January 2, 2010.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and all subsidiaries under the control of the Company. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates in amounts that may be material to the consolidated financial statements.

Cash and Cash Equivalents - The Company considers all short-term investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value. At various times during the year, the Company maintains amounts in high quality foreign banking institutions, which are not covered by FDIC insurance and may not be covered by any foreign governmental insurance program. In addition, the Company may also maintain amounts in domestic banks in excess of FDIC insured limits. At January 2, 2010, uninsured cash totaled approximately $50 million.

Restricted Cash - The Company has posted cash collateral to secure a letter of credit obligation related to an international direct retail store lease. The amount of restricted cash in collateral is included in other long term assets and was approximately $327,000 at January 2, 2010.

Concentrations of Credit Risk - Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The financial institutions are located throughout the world, and the Company's policy is designed to limit exposure to any one institution or geographic region. The Company's periodic evaluations of the relative credit standing of these financial institutions are considered in the Company's investment strategy.

The Company's wholesale operations sell primarily to department stores and independent retailers across the United States of America and internationally. Receivables arising from these sales are not collateralized. Credit risk is affected by conditions or occurrences within the economy and the retail industry. The Company maintains an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers and historical trends. The Company believes no significant concentrations of credit risk exists with respect to cash, cash equivalents, and trade accounts receivable.

Major Customer and Supplier Concentrations - During fiscal 2009, one customer accounted for approximately 12% of net sales.
During fiscal 2009, three suppliers accounted for approximately 47% of merchandise purchases.

Trade Accounts Receivable and Allowance for Doubtful Accounts - The Company provides trade credit and financing to its customers in the normal course of business. Accounts receivable are carried at amounts management deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of January 2, 2010, the Company maintained an allowance for doubtful accounts of approximately $528,000. The ultimate collectability of accounts receivable may differ from that estimated by management.

The Company maintains a credit insurance policy which provides coverage for certain international customers, subject to their maximum credit limits. As of January 2, 2010, aggregate accounts receivable amounts covered under this policy were approximately $2.0 million.

Inventories - All inventories are valued at the lower of cost or market, determined by the first-in, first-out method with cost based upon a weighted-average method. Inventories consist principally of finished shoes and handbags. Inventory costs include inbound freight and duties. Retail operation inventories also include warehousing and freight costs incurred to deliver merchandise to its ultimate point of sale.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is provided over the estimated useful lives of the assets or the remaining lease terms, where applicable, using the straight line method. Maintenance and repairs are charged to earnings as incurred. Upon the disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts.

Long-Lived Assets - The Company reviews its long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such review indicates an asset may not be recoverable, an impairment loss is recognized for the excess of the carrying amount over the fair value of an asset to be held and used or over the fair value less cost to sell of an asset to be disposed. During fiscal 2009, the Company recorded approximately $5.1 million in asset impairments for Company owned direct retail store locations.

Intangible Assets - Intangible assets are amortized over their useful lives and are subject to impairment tests using a discounted cash flow approach. The Company performs impairment tests during the fourth quarter of each fiscal year, unless events indicate an interim test is required. The Company did not record any impairment charges related to intangible assets during fiscal 2009.

Goodwill - Goodwill consists principally of the excess of cost over the fair value of net assets acquired (see Note 2). Pursuant to Financial Accounting Standards goodwill is no longer amortized. The Company tests for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. This test is a two-step process. The first step of the impairment test, used to identify potential impairment, compares the fair value of the reporting unit, as defined, with its carrying amount. If the fair value exceeds the carrying amount, the goodwill of the reporting asset is not considered impaired. If the carry amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the reporting unit goodwill over the implied fair value of the goodwill. The Company did not record any impairment charges related to goodwill during fiscal 2009.

Foreign Currency Translation - The functional currency of the Company's foreign operations is the applicable local currency. Assets and liabilities are translated into U.S. dollars using the current exchange rates in effect at the balance sheet date, while revenues and expenses are translated at the weighted average exchange rates for the period. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income within members' equity.

Foreign Currency Contracts - The Company is exposed to foreign currency exchange rate fluctuations in the normal course of its business. As part of its risk management strategy, the Company uses derivative instruments to hedge certain foreign currency exposures. The Company's objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. The Company may hold or issue derivative financial instruments for trading or speculative purposes.

Accounting and reporting standards require that every derivative instrument be recorded in the balance sheet as either an asset or liability and measured at fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings, unless specific criteria are met and that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. As of January 2, 2010, the Company does not meet the criteria to designate its transactions as hedges and as a result, all changes in the fair value of the Company's derivative financial instruments are reflected in the consolidated statement of income.

At January 2, 2010, the Company had open forward hedge contracts for the purchase of approximately 7.0 million Euros. The Company estimates the fair value of its open derivatives using current market rates and records all open derivatives in the balance sheet at fair value. As of January 2, 2010, the Company recorded approximately $3,000 as accrued hedging contracts liability for the fair market value of open derivatives. Unrealized gains or losses from the change in fair market value of open derivative contracts are reflected in other income (expense) in the accompanying consolidated statement of income. For fiscal 2009, the Company recognized losses of approximately $(2.4) million for unrealized losses related to changes in value of open derivative contracts.

The Company uses forward hedge contracts for the purchase of inventory. Gains and losses from the settlement of forward hedge contracts used for the purchase of inventory are included in cost of sales in the accompanying consolidated statement of income. For fiscal 2009, the Company recognized in cost of sales realized gains on forward contracts used for the purchase of inventory totaling $4.3 million.

Realized gains and losses from the settlement of wholesale accounts receivable denominated in foreign currency are included in net sales in the accompanying consolidated statements of income. For fiscal 2009, the Company recognized gains of approximately $840,000 in net sales.

Revenue Recognition - Revenue is recognized at the point of sale, which occurs when merchandise is sold in an over the counter consumer transaction in the Company's direct retail operations or for the wholesale operations upon shipment of merchandise when title passes to the customer. Sales taxes collected are not included in reported sales. Revenue associated with gift cards is recognized upon redemption. Allowance for estimated uncollectible amounts, discounts, and returns are provided when sales are recorded based on historical experience. The Company also generates royalty income from the licensing of its trademarks for use in connection with the manufacturing and sale of children's footwear, fashion handbags and from the operation of an e-commerce website. Revenue earned under these contracts is recognized on the basis of the terms specified in the underlying contractual agreements.

Shipping and Handling Costs - Freight costs incurred to bring merchandise to retail stores and warehouses are included as a component of inventory and reflected in cost of sales as the product is sold. Freight costs incurred to ship merchandise to customers are recorded as a component of retail store and warehouse operating and selling expenses. For fiscal 2009, shipping costs, combined with warehouse handling costs, totaled $3.7 million.

Cost of Sales - All costs incurred to acquire and source inventory are included in cost of sales. The costs include cost of purchased products, raw materials, custom duty, inbound freight, warehouse and distribution, sourcing commissions, and sample and design costs. For the Company's direct retail operations, cost of goods also includes freight costs to transport products to the Company's store locations.

Advertising - Advertising costs are expensed at the time the event occurs or the promotion first appears in the media or in the store. In addition, the Company participates in co-op advertising programs with certain of its wholesale customers. For co-op advertising programs where the Company has validated the fair value of the advertising received, co-op advertising costs are reflected as advertising expense. Total advertising expense was $8.7 million in fiscal 2009 and is included in selling expenses.

Operating Leases - The Company's leases for office space and retail stores are accounted for as operating leases. The majority of the Company's leases include options under which the Company may extend the lease term beyond the initial commitment period, subject to terms agreed to at lease inception. Some leases also include early termination options, which can be exercised under specific conditions. Many of the leases covering retail stores require contingent rentals in addition to the minimum monthly rental charge, based on retail sales volume. The Company records expense for contingent rentals during the period in which the retail sales volume exceeds the respective targets.

Construction Allowances Received from Landlords - At the time its retail facilities are initially leased, the Company often receives consideration from landlords to be applied against the cost of leasehold improvements necessary to open the store. The Company treats these construction allowances as a lease incentive, as defined by financial accounting standards. The allowances are recorded as a deferred rent obligation upon receipt and amortized to income over the lease term as a reduction of rent expense. The allowances are reflected as a component in deferred rent and lease incentives in the consolidated balance sheet.

Straight-Line Rents and Rent Holidays - The Company records rent expense on a straight-line basis over the lease term for all of its leased facilities in accordance with financial accounting standards. For leases that have predetermined fixed escalations of the minimum rentals, the Company recognizes the related rental expense on a straight line basis and records the difference between the recognized rental expense and amounts payable under the lease as deferred rent. At the time its retail facilities are leased, the Company is frequently not charged rent for a specified period of time, typically 90 days, while the store is being prepared for opening. This rent-free period is referred to as a "rent holiday." In accordance with financial accounting standards, the Company recognizes rent expense over the lease term, including any rent holiday.

Income Taxes - The Company is organized as a limited liability company, which is treated as a partnership for Federal income tax purposes. As such, the Federal taxable income of the Company is reported on the members' income tax returns. However, the Company owns domestic and foreign corporations and limited liability companies that are taxed at the corporate level for Federal, state, and/or city income tax purposes.

The Company adopted the new accounting for uncertainty in income taxes guidance in January 2009. The adoption of that guidance did not result in the recognition of any unrecognized tax benefits and the Company has no unrecognized tax benefits at January 2, 2010. The Company's U.S. Federal and state income tax returns prior to fiscal year 2006 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company recognizes interest and penalties associated with tax matters as part of the income tax provision and includes accrued interest and penalties with the related tax liability in the balance sheet.

Accumulated Other Comprehensive Income - Accumulated other comprehensive income includes changes in members' equity related to foreign currency translation adjustments.

Subsequent Events - The Company has evaluated events and transactions for potential recognition or disclosure through April 1, 2010, which is the date the consolidated financial statements were available to be issued.

2. MONACO ACQUISITION

Effective October 2009, the Company purchased all of the outstanding shares of MIDA, SARL for approximately $2.6 million. MIDA, SARL operated a direct retail store sublicense location in Monte Carlo, Monaco. The acquisition purchase price of MIDA, SARL was affected via the settlement of a long term note receivable due the Company of approximately $2.1 million and the assumption of a note payable of approximately $0.5 million (see Notes 5 and 6 for further information). The results of operations of MIDA, SARL have been included in the consolidated financial statements since the acquisition date.

The following table summarizes the estimated fair values of net assets acquired and liabilities assumed at acquisition (dollars in thousands):

Settlement of long term note receivable	$2,053
Assumption of MIDA, SARL note payable	514
Total purchase price	$2,567

The total allocation of purchase price is as follows:

Long term store lease rights	$1,060
Property and equipment	238
Goodwill	1,283
Other	(14)
$2,567

3. PROPERTY AND EQUIPMENT

Property and equipment at January 2, 2010 consists of the following (dollars in thousands):

	2009	Useful Lives
Leasehold improvements	$38,059	7 - 10 years
Computer equipment and software	2,963	3 - 5 years
Furniture and fixtures	3,972	5 - 7 years
Machinery and equipment	1,850	5 years
Construction in process	628
Total property and equipment	47,472
Less accumulated amortization and depreciation	(26,884)
Property and equipment - net	$20,588

Depreciation and amortization expense related to property and equipment during fiscal 2009 totaled approximately $5.3 million. During fiscal 2009, the Company recognized in depreciation expense approximately $5.1 million in asset impairments for eight company owned direct retail stores and $138,000 in loss on disposal of property and equipment for a closed direct retail store location.

4. INTANGIBLE ASSETS

As of January 2, 2010, the Company's net intangible assets of $10.1 million represent the cost incurred to acquire long term store lease rights relating to the establishment of six direct retail store locations in Europe. During fiscal 2009, the Company incurred approximately $1.1 million to acquire long term store lease rights for direct retail store locations in Monaco, Paris and St. Tropez France, as well as Barcelona, Spain. Intangible assets are recorded at cost, less accumulated amortization and the impact of foreign currency translation. Intangible assets are being amortized over the lease term (which range between 74-144 months).

The Company maintains the following amounts in relation to intangible assets (dollars in thousands):

Gross intangible assets	$14,246
Less: accumulated amortization	(4,104)
Intangible assets - net	$10,142

Amortization expense related to intangible assets during fiscal 2009 totaled approximately $1.3 million. The Company's future amortization expense related to intangible assets for the next five years is expected to be (dollars in thousands):

Fiscal Years	$1,397
2010	$1,397
2011	$1,397
2012	$1,163
2013	$845
2014	$845

5. OTHER LONG TERM ASSETS

Other long term assets at January 2, 2010 consist of (dollars in thousands):

Restricted cash	$327
Other	658
$985

6. NOTE PAYABLE

Note payable at January 2, 2010 consists of (dollars in thousands):

2.5% Note payable to a bank due 2014	$464
Less current portion	(100)
$364

Note payable was assumed as a part of the Monaco acquisition in October 2009 (see Note 2 for more information). The note payable holder has a security interest in all assets of MIDA, SARL, the acquired Monaco subsidiary.

Note payable maturities during the next five years are as follows:

2010	$100
2011	$107
2012	$114
2013	$121
2014	$22

7. LEASES

The Company leases retail locations, certain office locations, and equipment. The minimum lease terms for its retail stores generally range from 7 to 10 years. Initial lease terms for office facilities average approximately 10 years. Rent expense for operating leases in fiscal 2009 was approximately $11.4 million.

The Company's future minimum rental payments for noncancelable operating leases having an initial lease term in excess of one year as of January 2, 2010 are as follows (dollars in thousands):

2010	$9,689
2011	9,149
2012	8,962
2013	7,652
2014	7,206
Thereafter	22,934
Total minimum future rental payments	$65,592

8. RELATED-PARTY TRANSACTIONS

During fiscal 2009, the Company purchased merchandise from a supplier in which the Company has a non-controlling financial interest. The Company's total purchases from this vendor in fiscal 2009 were approximately $13.8 million and represented approximately 20% of unit purchases in fiscal 2009. The Company's investment balance and earnings from its investment in this vendor are insignificant.

During fiscal 2009, in accordance with a contractual obligation, the Company incurred expenses of approximately $230,000 for merchant banking monitoring and management services to a member.

9. EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan that permits all eligible employees to participate. The terms of the 401(k) plan provide for voluntary employee contributions. In addition, the plan permits the Company to make additional contributions at the discretion of the Board of Directors. Employee benefit plan expense during fiscal 2009 totaled approximately $17,000.

10. FAIR VALUE MEASUREMENTS

The Company adopted the methods of fair value to value its both financial and non-financial assets and liabilities. As defined in the accounting standards, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1:
Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.
Level 2:
Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated with observable market data.
Level 3:
Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

Financial assets and liabilities carried at fair value at January 2, 2010 are classified in the table below in one of the three categories described above (dollars are in thousands):

	January 2, 2010
	Level 1	Level 2	Level 3	Total
Accrued hedging contract liability	$3	$-	$-	$3
Total liabilities at fair value	$3	$-	$-	$3

Hedging contract receivables are valued using market prices on active markets (Level 1). Level 1 instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets.

Nonrecurring fair value information for the Company's non-financial assets at January 2, 2010 are classified in the table below in one of the three categories described above (dollars are in thousands):

	Level 1	Level 2	Level 3	Total	Total Gains (Losses)
Long-lived assets held and used	$-	$-	$65	$65	$(5,108)
Totals	$-	$-	$65	$65	$(5,108)

Long-lived assets held and used with a carrying amount of $5.2 million were written down to their fair value of approximately $65,000 resulting in an impairment charge of $5.1 million which was included in earnings for the year.

Long-lived assets were valued based on discounted cash flows of the asset versus the respective carrying value of the asset.

11. COMMITMENTS AND CONTINGENCIES

Litigation - The Company is involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such ordinary course of business proceedings and litigation currently pending will not have a material adverse effect on the Company's consolidated results of operations or financial position. All legal costs associated with litigation are expensed as incurred.

Purchase Commitments - In connection with the foreign exchange contracts discussed in Note 1, the Company was obligated to purchase 7 million Euros at fixed contract rates as of January 2, 2010.

Employment Agreements - The Company is party to certain employment agreements, which provide for compensation payments based upon the occurrence of certain events in the future. The amount of any compensation payment is contingent upon the facts and circumstances present at the time that the triggering event occurs. As no triggering event has occurred, no liability has been incurred by the Company as of January 2, 2010.

Letters of Credit and Unsecured Borrowing Facilities - At January 2, 2010, the Company maintained a $3.5 million unsecured borrowing facility with a bank and had $1.2 million in outstanding letters of credit against this facility as security for various operating leases. The unsecured borrowing facility is renewable on an annual basis and expires October 1, 2010. Any outstanding cash borrowings under this facility would accrue interest at either the prevailing prime lending rate or the prevailing LIBOR rate plus 300 basis points. No cash borrowings were outstanding under the unsecured borrowing facility at any point during fiscal 2009.

At January 2, 2010, the Company maintained a 300,000 Euro denominated unsecured borrowing facility with a bank. The unsecured borrowing facility is renewable on an annual basis and expires in March 2010. Any outstanding borrowing under this facility would accrue interest at 2.75%. No cash borrowings were outstanding under this facility as of January 2, 2010.